Dated: February 7, 2006

Golden Patriot Corp
3000 Marcus Ave Suite 3W4
New Hyde Park, NY 11042

Attention: Brad Rudman, President

Re: Retainer for Funding Referral Services

Mr. Rudman:

This letter, when executed by the parties hereto, will constitute an Agreement between Golden Patriot Corp. (the "Company") and Envision Capital LLC ("Envision"), pursuant to which the Company agrees to retain Envision as an independent consultant and Envision agrees to be retained by the Company under the terms and conditions set forth below.

1. *Engagement.* The Company has expressed to Envision its desire to obtain equity and/or debt investments in order to obtain capital for various purposes. Envision has agreed to introduce to the Company one or more third parties (individually a "Transaction Party" and collectively the "Transaction Parties") which have indicated an interest in negotiating and consummating an investment transaction with the Company. The transaction may be in the form of an equity and/or debt investment, including a secured or unsecured loan or similar transaction (collectively referred to as a "Transaction"). Envision shall use its efforts to initiate a meeting between principals of the Transaction Parties and the Company to discuss a possible Transaction. The Company understands that Envision is not guaranteeing that a Transaction will be consummated, and is not offering to purchase any securities of the Company.

2. *Compensation.* In consideration for the introduction of the Company to the Transaction Party, the Company hereby agrees to pay Envision the compensation as described in this Section 2.

A. Envision has delivered to the Company an offer in the form of a term sheet from NIR Group. Envision shall be entitled to receive a cash fee equal to 10% of the total gross proceeds of the Transaction and Envision shall receive an equal number of investment warrants to purchase shares of the Company's common stock as the investor. Warrant terms shall include a seven-year term from date of issuance, exercise price equal to the same conversion price as the investor, cashless exercise will be permitted until registration and cash exercising of the warrants after the registration is declared effective. The previous mentioned compensation will be due and payable only in the event that the Company and the Transaction Party consummate a Transaction. Notwithstanding the foregoing, in the event that the Transaction proceeds are received by the Company in installments, the compensation payable to Envision hereunder shall be due and payable, in cash, immediately upon receipt by the Company of each installment. Such fee shall be paid in cash and shall be payable whether or not the Transaction involves equity and/or debt securities, or a combination of equity and/or debt securities and cash, or is made on the installment sale basis. In the event of a reverse stock split, the Company shall issue the same number of warrants on a pre-split basis and the exercise price shall be adjusted accordingly, only if the adjusted exercise price is lower than the $0.25 initial basis as an 'anti-dilutive' measure. In the event of a forward stock split, the number of shares and exercise price shall be adjusted in the customary manner. Warrants shall be issued immediately upon each subsequent investment tranch. For purposes of this Agreement "total gross proceeds" shall mean the fair market value of all cash and or securities received by the Company from the Transaction Party, and shall include any debt repayment, or debt assumption, all determined in accordance with generally accepted accounting principles.

3. *Duties.* Envision shall hold itself ready to assist the Company in evaluating and negotiating the Transaction, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to compensation to be paid by the Company

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Company/Envision

to Envision with respect to such evaluations and negotiations. In this regard, subject to the terms set forth below, Envision shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company, as the Company shall, from time to time, reasonably request upon reasonable notice.

4. *Nature of Engagement.* The Company is engaging Envision as an independent contractor whereby nothing in this Agreement shall be construed to create and employer-employee relationship between the parties. The Company will not be prohibited engaging another party to perform investment banking or advisory services, including services similar or identical to the Services being rendered by Envision. Nothing contained in this Agreement shall limit or restrict the right of Envision or of any officer, employee, agent or representative of Envision, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Envision to render services of any kind to any other corporation, firm, individual or association.

5. *Confidentiality.* Envision will hold in confidence for a period of five years from the date hereof any confidential information which the Company provides to Envision pursuant to this Agreement unless the Company gives Envision permission in writing to disclose such confidential information to a specific third party. Notwithstanding the foregoing, Envision shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain through no fault or action of Envision; (ii) of which it had independent knowledge prior to disclosure to it by the Company; (iii) which comes into the possession of Envision in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Envision by governmental or security regulatory requirements. If Envision is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, Envision shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

6. *Indemnification.* Each of the Company and Envision agrees to indemnify and hold harmless each other, and their respective partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Envision or the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Envision's service pursuant to this Agreement, including, without limitation, any suit based upon the terms and conditions of a Transaction or information, representations or warranties provided by the Company to a Transaction Party by the Company. The Company further agrees that Envision shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of Envision relating to this Agreement or the performance or failure to perform any services under this Agreement except for (i) Envision's intentional or willful misconduct or (ii) information regarding Envision which is provided by Envision to the Company or to a Transaction Party. Further, in no event shall Envision shall be liable to the Company or to any third party for an amount in excess of the cash compensation received by it pursuant to Section 2 hereof. This Section 6 shall survive the termination of this Agreement. Notwithstanding the foregoing, no party otherwise entitled to indemnification shall be entitled thereto to the extent such party has been determined to have acted in a manner which has been deemed gross negligence or willful misconduct regarding the matter for which indemnification is sought herein.

7. *Assignment.* This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

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Company/Envision

8. *Term.* This Agreement shall remain in effect for a period of two (2) years from the date hereof. The Company hereby engages Envision on a semi-exclusive basis for the life of the Agreement and Envision shall have the right to terminate this agreement upon 30 days prior written notice to the Company. The Company will be permitted to speak to other consultants, investment bankers and investors who provide the same services as Envision. Any investors or lenders introduced to the Company by other sources other than the Envision, and such investor or lender decides to invest or lend the Company capital within the two (2) year semi-exclusivity period, such investor or lender must be introduced to the Envision. Notwithstanding termination of this Agreement, Envision shall be entitled to receive compensation under Section 2 hereof in the event the Company and a Transaction Party consummate a Transaction at anytime during the period commencing on the date hereof and ending 36 months from the date of introduction of the Transaction Party to the Company. Sections 2, 5, 6, 8, 10 and 11 shall survive termination of this Agreement.

9. *Right of First Refusal.* The Company grants to the Envision a right of first refusal for any future corporate and financial consulting services as provided by Envision during the term of this Agreement for a period of two (2) years from closing, of any Transaction under this Agreement on terms no less favorable to the Company than the terms proposed by any other non-affiliated third party. Envision has ten (10) business days from the receipt of the non-affiliated third party offer to respond to the Company to match the terms of the offer. After the ten (10) business day grace period, the Company is free to accept any non-affiliated third party offer, and the Envision will not be entitled to compensation upon the close of such non-affiliated third party transaction. In the event the Company receives funding from any other source other than the Consultant during the two year period, and does not give the Consultant an opportunity to match the terms of the financing, then the Company agrees to pay the Consultant a cash penalty fee equal to two (2%) percent of the capital raised or $50,000, whichever is greater.

10. *Severability.* If any terms, condition or provision of this Agreement or the application thereof to any party or circumstances shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. *Governing Law.* This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law. The Company and Envision (a) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waive any objection which the Company or Envision may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or procedure. Each of the Company and Envision further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the New York State Supreme Court for the Southern District of New York, and agrees that service of process upon the Company or Envision mailed by certified mail to their respective principal offices shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

12. *Entire Agreement.* This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

13. *Counterparts and Facsimile.* This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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Company/Envision

14. *Representations and Warrants* Each of the Company and Envision represent and warrant to each other that:

A. this Agreement has been duly authorized by its board of directors;

B. this Agreement constitutes a valid and binding agreement;

C. this Agreement has been duly executed by a duly authorized officer; and

D. each Transaction Party shall be notified of the terms of this Agreement prior to consummation of any Transaction.

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,

ENVISION CAPITAL LLC.

By:________________________
Eric Noveshon
Managing Director

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

The Company: Golden Patriot Corp.

By:________________________
Name: Brad Rudman
Title: President, CFO

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Company/Envision

Received Time Apr. 17. 2:33PM